SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☒	Soliciting Material Under Rule 14a-12
Scherer Healthcare, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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On October 21, 2002, the Registrant published the following press release:

FOR FURTHER INFORMATION CONTACT FRB/Weber Shandwick Cindy Martin (media) 312-640-6641	FOR IMMEDIATE RELEASE

 STERICYCLE, INC. AGREES TO ACQUIRE SCHERER HEALTHCARE, INC.
Will Integrate Sharps Containment and Control Program with
Stericycle Product and Service Offerings

        Lake Forest, Illinois and Atlanta, Georgia, October 21, 2002—Stericycle, Inc. (Nasdaq: SRCL) and Scherer Healthcare, Inc. (Nasdaq: SCHR) today announced that the Boards of Directors of both companies have approved a definitive agreement pursuant to which Stericycle will acquire Scherer for $41.5 million in cash. Upon completion of the merger transaction, Scherer will become a wholly owned subsidiary of Stericycle. In the transaction, each issued and outstanding share of Scherer's common stock will be acquired for $8.57, and each issued and outstanding share of Scherer's preferred stock will be acquired for $100.00, together with an amount equal to cumulative dividends, if any. The definitive agreement specifies that the transaction is subject to the approval of Scherer's stockholders, customary closing conditions and regulatory reviews.

        Scherer's revenues for its year ended March 31, 2002 were $20.4 million. Stericycle's revenues for its year ended December 31, 2001 were $359.0 million. Based on Scherer's historic profitability, Stericycle expects the transaction to be immediately accretive to earnings.

        Mark Miller, President and CEO of Stericycle, said, "This transaction represents an important expansion by Stericycle into directly related business lines which complement our current services. We believe we can take advantage of our nationwide presence in hospitals and other healthcare providers to successfully expand Scherer's proprietary reusable sharps container and handling processes." Scherer's reusable sharps program are marketed through its Bio Systems subsidiaries in 10 Northeastern and mid-Atlantic states plus the District of Columbia. Stericycle offers medical waste, training and compliance services nationally, servicing over 279,000 customers.

        Robert P. Scherer, Jr., Chairman of the Board of Directors, President and CEO of Scherer, said, "We are pleased we are able to deliver such meaningful value to our stockholders and a well regarded and successful new owner for our employees, customers and vendors. The value this transaction will realize is a result of the efforts of our managers and employees and the support of our customers and we thank each of these constituencies for helping us accomplish this important goal for our stockholders."

Safe Harbor Statement: Statements in this press release, which are not strictly historical, are "forward-looking." Forward-looking statements involve known and unknown risks and should be viewed with caution. Factors set forth in the Annual Report on Form 10-K of each of Stericycle and Scherer could affect the applicable company's actual results and could cause the applicable company's actual results to differ materially from the expected results. The risks and uncertainties that may affect the results of each of Stericycle's and Scherer's respect businesses include the following: difficulties and delays with respect to the completion and integration of acquisitions; delays and diversion of attention related to compliance with permitting and regulatory authorities; difficulties and delays with respect to marketing and sales activities; and general uncertainties accompanying expansion into new markets. As relates to the acquisition described in this press release, specific risks and uncertainties include the risk that closing of the transaction may be postponed or terminated, and whether and when the transaction will be accretive to Stericycle. Each of Stericycle and Scherer makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

In connection with the proposed transaction, Scherer Healthcare, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE URGED TO

READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain the documents free of charge at the Commission's website (www.sec.gov). In addition, documents filed with the Commission by Scherer Healthcare, Inc. will be available free of charge by contacting Scherer Healthcare, Inc., Attention: Don Zima, Chief Financial Officer, 120 Interstate North Parkway, Suite 305, Atlanta, Georgia 30339, (770) 933-1800.

INVESTORS AND STOCKHOLDERS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.